UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                  (In Thousands, Except Ratios)
                           (Unaudited)


                                                          Three Months
                                                         Ended March 31,
                                                     1998           1997
Earnings:
  Income (loss) from continuing operations.......  $(61,989)      $127,811

  Undistributed equity earnings..................   (10,086)        (7,854)
                                                   --------       --------
            Total................................   (72,075)       119,957


Income Taxes.....................................   (43,616)        76,856
                                                   --------       --------
Fixed Charges:
  Interest expense including amortization of
      debt discount..............................   160,898        149,862

  Portion of rentals representing an interest
      factor.....................................    43,259         49,297
                                                   --------       --------
            Total................................   204,157        199,159
                                                   --------       --------
Earnings available for fixed charges.............  $ 88,466       $395,972
                                                   ========       ========

Fixed Charges -- as above........................  $204,157       $199,159

Interest capitalized.............................        --             --
                                                   --------       --------
            Total fixed charges..................  $204,157       $199,159
                                                   ========       ========

Ratio of earnings to fixed charges (Note 4)......       0.4            2.0
                                                   ========       ========